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                                                                    EXHIBIT 10.1


                               RUSSELL CORPORATION
                               SEVERANCE PAY PLAN
                                 FOR GRADES 1-18

                            Effective January 1, 2001

                                    SECTION 1

                                  Introduction

         1.1 Purpose. Russell Corporation (the "Company") has established the Russell Corporation Severance Pay Plan for employees in Salary Grades 1-18 (the "Plan") to enable the Company to provide severance benefits to eligible employees who are in Salary Grades 1-18 and who voluntarily terminate employment with the Company at the Company's request or whose employment with the Company is involuntarily terminated other than for proper cause (as defined below). The Plan supersedes all corporate plans, policies or practices regarding severance allowances and pay in lieu of notice upon termination, with respect to employees eligible to participate under the Plan. Severance benefits for eligible employees shall be determined exclusively under the Plan. It is the intent of the Company that the Plan, as set forth herein, constitute an "employee welfare benefit Plan" within the meaning of Section 3(1) of the Employee Retirement Income Act of 1974 ("ERISA") and comply with the applicable requirements of ERISA.

         1.2 Effective Date, Plan Year. The Plan was established as of January 1, 2001. The "effective date" of the Plan is January 1, 2001. A "plan year" is the 12-month period beginning on January 1st and ending on the following December 31st.

         1.3 Administration. The Plan is administered by the Company. The Company, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan provided such rules and regulations are consistent with the terms of the Plan. The Company, from time to time, may also appoint such individuals to act as the Company's representatives as the Company considers necessary or desirable for the effective administration of the Plan. In administering the Plan, the Company shall have the discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any notice or document required to be given or filed with the Company will be deemed properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Company at 3330 Cumberland Blvd., Suite 800, Atlanta, Georgia 30339, attention: Senior Vice President, Human Resources.

         1.4 Plan Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement shall be a part of the Plan and shall supersede any inconsistent provisions of the Plan to the extent necessary to eliminate such inconsistencies.

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                                    SECTION 2

                          Eligibility for Participation

         Subject to the conditions and limitations of any applicable supplement to the Plan, each exempt and non-exempt salaried employee employed by the Company shall become a participant in the Plan on his date of hire; provided, however, that any employee who is covered under an employment contract or who is in Salary Grade 19 or above shall not be eligible to participate in the Plan.

                                    SECTION 3

                                  Plan Benefits

         3.1 Eligibility for Benefits. Subject to the conditions and limitations of the Plan and any applicable supplement, a participant who involuntarily leaves the employ of the Company for a reason other than for proper cause (as defined below) and who executes a proper release provided by the Company will be entitled to receive a benefit as determined by the Company in its sole discretion using the Schedule of Benefits attached hereto, as may be amended by the Company from time to time, as a guideline; provided, however:

                  (a) Any participant who, at the time of his termination, is eligible to receive any form of disability or workers' compensation insurance or salary continuation because of disability shall not be entitled to receive any benefit under the Plan.

                  (b) If a participant whose employment is terminated was offered employment in a suitable position at any facility or place of business of the Company, he shall not be eligible to receive any benefits under the Plan. The Company shall have sole discretion to determine whether the position offered constitutes a "suitable position" for purposes of this paragraph.

                  (c) A participant whose employment with the Company is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of the Company who is offered a suitable position with the acquiror of the part or all of the Company sold or transferred shall not be eligible to receive benefits under the Plan. The Company shall have sole discretion to determine whether the position offered constitutes a "suitable position" for purposes of this paragraph.

The Company has established guidelines (attached as Exhibit A) to be used by the Company in determining the amount of severance pay benefits provided to its employees who are participants in the Plan. The guidelines are suggestions only and are not restrictions on the Company's ability to determine the severance amount at its complete discretion. In no event shall any participant's severance pay benefit exceed an amount equal to twelve (12) months of the participant's base pay. For purposes of this Plan, a termination for "proper cause" shall include


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(but shall not be limited to) termination for any willful or grossly negligent breach of the participant's duties as an employee of the Company and termination for fraud, embezzlement or any other similar dishonest conduct, violation of the Company's rules of conduct or unsatisfactory performance.

         3.2 Certain Repayments and Forfeitures. Notwithstanding any other provision of the Plan, any participant who accepts benefits under the Plan shall reimburse the Company for the full amount of any benefits he received under the Plan if the participant subsequently discloses any of the Company's trade secrets, violates any written covenants between such participant and the Company, or otherwise engages in conduct that may adversely affect the Company's reputation or business relations. In addition, any participant described in the preceding sentence shall forfeit any right to benefits under the Plan which have not yet been paid. To the extent required by the terms of any agreement between the Company and a third party concerning the sale or transfer of all or any portion of the Company to such third party, any participant whose employment is involuntarily terminated in conjunction with such sale and who becomes a direct competitor of such third party or is employed by a direct competitor of such third party shall forfeit any right to any additional benefits under the Plan which have not yet been paid.

         3.3 Offset for Other Benefits. The amount of any benefits payable to a participant under the Plan shall be reduced on a dollar-for-dollar basis by any disability, severance, separation or termination pay benefits that the Company pays or is required to pay to such participant through insurance or otherwise under any plan or contract of the Company or under any federal or state law.

                                    SECTION 4

                               Payment of Benefits

         4.1 Release Agreement. No benefits under the Plan shall be payable to any participant until such participant and the Company have executed a release (in a form approved by the Company) of all of such participant's then existing rights and legal claims against the Company and the Company and the payment of benefits under the Plan shall be subject to the terms and conditions of such release agreement. The terms and conditions of a participant's release agreement with respect to the payment of severance benefits are incorporated by this reference and form a part of the Plan as applied to such participant.

         4.2 Form of Payment. Benefits shall be paid in equal installments according to the Company's normal payroll schedule; provided, that all benefit payments to a participant must be completed within twelve (12) months following the date on which the participant's employment terminates. In the event of a participant's death before he receives all benefits to which he otherwise would be entitled under the Plan, payment of his benefits shall be made to his beneficiary in installments or a lump sum, as determined by the Company.

         4.3 Designation of Beneficiary. By signing a form furnished by the Company, each participant may designate any person or persons to whom his benefits are to be paid if he dies before he receives all of his benefits. A beneficiary designation form will be effective only when


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the form is filed with the Company while the participant is still alive and will cancel all beneficiary designation forms previously filed by the participant with the Company with respect to this Plan. If a deceased participant has failed to designate a beneficiary as provided above, or if the designated beneficiary predeceases the participant, payment of the participant's benefits shall be made to his estate. If a designated beneficiary dies before complete payment of any benefits attributable to a participant, remaining benefits shall be paid to the beneficiary's estate.

                                    SECTION 5

                             Financing Plan Benefits

         All benefits payable under this Plan shall be paid directly by the Company out of its general assets. The Company shall not be required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan.

                                    SECTION 6

                                  Reemployment

         If a participant who is entitled to receive benefits under the Plan is reemployed by the Company, before all his benefits have been paid, any benefits remaining to be paid will be forfeited.

                                    SECTION 7

                                  Miscellaneous

         7.1 Information to be Furnished by Participants. Each participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each participant are provided on the condition that the participant furnish full, true and complete data, evidence or other information, and that the participant promptly sign any document related to the Plan, requested by the Company.

         7.2 Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a participant the right to be rehired or retained in the employ of the Company on a full-time, part-time or any other basis or to be retrained by the Company, nor will participation in the Plan give any participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

         7.3 Company's Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Company made by the Company in good faith is binding on all persons.


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         7.4      Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

         7.5 Uniform Rules. In managing the Plan, the Company will apply uniform rules to all participants similarly situated.

         7.6 Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

         7.7 Action by Company. Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution(s) of its Board of Directors or such committee.

         7.8 Controlling Laws. Except to the extent superseded by ERISA, the laws of the state in which a participant resides shall be controlling in all matters relating to the Plan.

         7.9 Interests Not Transferable. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state's income tax act, or pursuant to an agreement between a participant and the Company, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

         7.10 Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

         7.11 Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

         7.12 Withholding. The Company will withhold from any amounts payable under this Plan all federal, state, city and local taxes as shall be legally required and any applicable insurance premiums, as well as any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments and judgments or other court orders.

         7.13 Effect on Other Plans or Agreements. Payments or benefits provided to a participant under any Company stock, deferred compensation, savings, retirement or other employee benefit plan (the "Other Plans") are governed solely by the terms of such Other Plans. Any obligations or duties of a participant pursuant to any non-competition or other agreement with the Company shall be governed solely by the terms of such agreement and shall not be affected by the terms of this Plan.


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         7.14     Claims and Review Procedures.

                  (a) Claims Procedure. In the event any person believes he is being denied any rights or benefits under the Plan, he shall file a written claim setting forth the facts underlying his claim. Within ninety (90) days after receipt of the claim by the administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and, if written notice of such extension and circumstances is given to such person within the initial 90-day period), the administrator shall furnish to the claimant written notice of the decision with respect to the claim. If the claim is wholly or partially denied, the written notice shall set forth in a manner reasonably calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of additional material or information, if any, necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) information as to the steps to be taken if the claimant wishes to submit a request for review. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such claimant may request a review of his claim.

                  (b) Review Procedure. Within sixty (60) days after receipt by the claimant of written notification of denial of a claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) the claimant or his duly authorized representative may appeal such denial by filing with the administrator a written application for a review of the denial of the claim. In connection with such appeal, the claimant or his duly authorized representative: (i) may file a written request with the administrator to review pertinent Plan documents;
                           (ii) may submit issues and comments in writing; and
                           (iii) may file a written request for a review hearing with the administrator. A decision on review shall be made by the administrator within sixty (60) days after receipt of a written request unless a hearing has been requested or other special circumstances require an extension of time for processing of the appeal, in which case the administrator's decision on review shall be rendered no later than one hundred twenty (120) days after receipt of the request for review. The administrator's decision on review shall:
                           (i) be in writing; (ii) include specific reasons for the decision, written in a manner reasonably calculated to be understood by the claimant; and
                           (iii) contain specific references to the pertinent Plan provisions on which the decision is based. If the decision on review is not made within such period, the claim will be considered denied. All decisions by the administrator with respect to the Plan shall be final, conclusive and binding.


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                                    SECTION 8

                            Amendment and Termination

         8.1 Amendment and Termination. The Company reserves the right, on a case-by-case basis or on a general basis, to amend the Plan at any time, to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time, or to terminate the Plan at any time, as to any class or classes of covered employees, without notice. Notwithstanding the foregoing, any such amendment or termination of the Plan shall not reduce the amount of benefits payable to any participant who has terminated his employment before the effective date of such amendment or termination and who is receiving or entitled to receive benefits under the Plan except as otherwise provided in subsection
3.3. Any amendment or termination of the Plan by the Company shall be made in accordance with the procedures set forth in subsection 7.7.

         8.2 Notice of Amendment or Termination. Participants will be notified of any material amendment or termination of the Plan within a reasonable time.

         IN WITNESS WHEREOF, Russell Corporation has caused this Plan to be signed by a duly authorized member of the Russell Corporation Employee Benefits Administrative Committee this 22 day of December, 2000.

                                            RUSSELL CORPORATION


                                            By: /s/
                                               ---------------------------------

                                            Title: Senior Vice President
                                                  ------------------------------
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                              RUSSELL CORPORATION
                               SEVERANCE PAY PLAN
                                FOR GRADES 1-18
                              SCHEDULE OF BENEFITS


If a participant is involuntarily terminated for reasons other than for proper cause, the participant will be eligible for a severance payment in accordance with the following:

         (a) an amount equal to a period of base pay determined in accordance with the following table__________________________:

                  LENGTH OF SERVICE                         AVERAGE OF SEVERANCE
                  -----------------                         --------------------
                  3 months but less than 1 year                   1 month
                  1 year but less than 3                          2 months
                  3 years but less than 5                         3 months
                  5 years but less than 10                        4 months
                  10 years but less than 15                       5 months
                  15 years but less than 20                       6 months
                  20 years plus                                   7 months

                  If a participant has more than 20 years of service, he/she will be entitled to an additional one month of base pay for each additional 5 years of service in excess of 20 years; PLUS

         (b) an amount determined by the Senior Vice President, Human Resources at his discretion from one to three months base pay, provided however, that the total shall not exceed 12 months base pay.

Only the participant's base rate of pay on the date of termination will be used to determine the amount of the severance payments. Commissions, bonuses and all other allowances shall not be considered when determining a participant's severance payments. The Company reserves the right, in its sole discretion, to vary the amount of severance payments determined above.

A participant who voluntarily quits or is severed for proper cause is not eligible for severance pay.

In the event the amount of severance payments shall be in excess of 6 months, the Company's obligation to make continued payments to participant after 6 months will terminate on the earlier of (i) the date of participant's hire by another employer, or (ii) the date on which the severance payments end as specified in the participant's Separation and Release Agreement with the Company.

The participant may elect COBRA benefits and the rate charged will be the same as that charged an active employee of the Company during the time period that severance payments are being made to the participant. Any COBRA benefits will terminate if the participant becomes covered by another employer's benefits prior to the expiration of the COBRA period.

Vesting and election periods for Incentive Stock will be in accordance with applicable plan documents.

All payments are contingent upon the participant and the Company executing a release (in a form approved by the Company).